Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Executive Sponsors

Wells Fargo Merchant Services, LLC

We consent to the incorporation by reference in the registration statement on Amendment No. 1 on Form S-8 to Form S-4 of Fiserv, Inc., of our report dated February 15, 2019, with respect to the balance sheets of Wells Fargo Merchant Services, LLC as of December 31, 2018 and 2017, and the related statements of revenues and expenses, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018.

/s/ KPMG LLP

San Francisco, California

July 25, 2019